Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
10.0% SERIES A-1 CONVERTIBLE PREFERRED STOCK
OF
DIFFERENTIAL BRANDS GROUP INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Differential Brands Group Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware:

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.10 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Series A-1 Convertible Preferred Stock:

Section 1. Designation and Amount.  The shares of such series shall be designated as shares of “10.0% Series A-1 Convertible Preferred Stock,” par value $0.10 per share, of the Corporation (the “Series A-1 Preferred Stock”), and the number of shares constituting such series shall be four million, five-hundred eighty-seven thousand, nine-hundred and sixty-four (4,587,964).

Section 2. Definitions.  The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):

(a) “Annual Dividend Amount” shall have the meaning set forth in Section 3(a).
(b) “Board of Directors” shall mean the Board of Directors of the Corporation.
(c) “Certificate of Designation” shall have the meaning set forth in Section 2.
(d) “Common Stock” shall mean the common stock, par value $0.10 per share, of the Corporation.
(e) “Conversion Date” shall have the meaning set forth in Section 6(b).

(f) “Conversion Notice” shall have the meaning set forth in Section 6(b).
(g) “Conversion Price” shall mean $3.00, as such amount may be adjusted pursuant to the terms herein.

(h) “Convertible Securities” shall mean any shares of capital stock or other securities of the Corporation convertible into or exchangeable or exercisable for shares of Common Stock, but excluding Options.

(i) “Corporation” shall have the meaning set forth in the preamble.
(j) “Dividend Rate” shall mean 10.0% per annum.
(k) “Dividend Reference Date” shall have the meaning set forth in Section 3(a).

(l) “Liquidation Event” shall mean (a) any termination, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (b) the consolidation or merger of the Corporation into or with another Person or Persons (other than any such transactions in which the holders of a majority of the Voting Stock in the Corporation (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately before such transaction hold a majority of the Voting Stock in the surviving Person (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) immediately after such transaction), or (c) the sale, lease, exchange, exclusive license or other disposition of all or substantially all of the assets (including capital stock of Subsidiaries) or capital stock of the Corporation (determined on a consolidated basis) shall each be deemed a Liquidation Event.

(m) “Liquidation Preference” with respect to each share of Series A-1 Preferred Stock shall mean, on any date, an amount equal to the Original Issue Price, plus accumulated and accrued dividends thereon through such date.

(n) “Liquidation Proceeds” shall mean the assets of the Corporation legally available for distribution to its stockholders upon the occurrence of a Liquidation Event.
(o) “NASDAQ” shall mean Nasdaq Capital Market.
(p) “Options” shall mean options, warrants or rights to purchase shares of Common Stock or Convertible Securities.
(q) “Original Issue Date” shall mean the first date on which one or more shares of Series A-1 Preferred Stock is/are issued by the Corporation.
(r) “Original Issue Price” shall mean $3.00 per share of Series A-1 Preferred Stock.
(s) “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity.
(t) “Preferred Stock” shall have the meaning set forth in the preamble.

(u) “Reference Closing Price” shall mean $2.98, representing the closing price per share of Common Stock on July 15, 2016, as such amount may be adjusted in the discretion of the Board of Directors to take into account any stock dividend, stock split or combination, or other similar recapitalization.

(v) “Series A-1 Dividends” shall have the meaning set forth in Section 3.
(w) “Series A-1 Preferred Stock” shall have the meaning set forth in Section 1.

(x) “Subsidiary” shall mean, with respect to the Corporation, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated in the Corporation’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity (or, in the case of a partnership, more than 50% of the general partnership interests) or more than 50% of the Voting Stock (measured by voting power rather than the number of shares and without distinction as to any series or class of Voting Stock) are, as of such date, owned or controlled by the Corporation or one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

(y) “Voting Stock” means, with respect to any Person, capital stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person.

Section 3. Dividends.

(a) Each holder of the Series A-1 Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available therefor, at an annual rate equal to the Dividend Rate on the Liquidation Preference (including all accumulated dividends thereon, but not accrued dividends that have not accumulated) of each share of the Series A-1 Preferred Stock (the “Annual Dividend Amount”). Such dividends shall be payable solely in cash (to the extent actually paid), shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from and including the date each share is issued to and including the first to occur of (i) the date on which the Liquidation Preference (including all accumulated dividends thereon) of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or (ii) the date on which such share is otherwise acquired by the Corporation, including upon conversion in accordance with Section 6 hereof. To the extent not paid in cash on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Reference Date”), all dividends which have accrued on each share outstanding during the calendar quarter preceding the applicable Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.

(b) The dividend payment period for any dividend payable or accumulating on a

Dividend Reference Date shall be the period beginning on the immediately preceding Dividend Reference Date (or on the issue date if the applicable share is first issued at some time after the immediately preceding Dividend Reference Date) and ending on the day preceding such applicable Dividend Reference Date. If any date on which a cash dividend is declared in respect of the Series A-1 Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.

(c) Any dividends paid in cash shall be payable to the holders of record of the Series A-1 Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the day the dividend is declared, or such other date that the Board of Directors designates that is not more than thirty (30) nor less than ten (10) days prior to such date. Dividends paid on the shares of the Series A-1 Preferred Stock in an amount less than accumulated and unpaid dividends payable thereon shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) In addition to the dividends specified in Section 3(a) and subject to compliance with Section 3(e), if the Board of Directors declares or pays a dividend on the Common Stock, then the Board of Directors shall declare and pay to the record holders of the Series A-1 Preferred Stock a cash dividend in an amount per share of Series A-1 Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of whole shares of Common Stock into which such share of Series A-1 Preferred Stock would then be convertible in accordance with Section 6 hereof.

(e) So long as any shares of Series A-1 Preferred Stock shall be outstanding, unless all accumulated, accrued and unpaid dividends on the Series A-1 Preferred Stock have been declared and paid or set apart for payment, the Corporation shall not (i) declare or pay, or set aside any amounts for payment of, any dividend or distribution on any other class or series of capital stock of the Corporation, whether in cash, property or otherwise (other than dividends or distributions in respect of outstanding shares of Common Stock for which an adjustment is made pursuant to Section 6(f) or Section 6(g) hereof) or (ii) purchase or redeem, or permit any Subsidiary to purchase or redeem, any shares of any other class or series of capital stock of the Corporation (except by conversion into or exchange solely for shares of Common Stock), or pay or make available any monies for a sinking fund for the purchase or redemption of shares of any other class or series of capital stock of the Corporation.

Section 4. Voting Rights.

(a) General. Subject to Section 6(m), on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), in addition to any voting rights provided by applicable law, each holder of outstanding shares of Series A-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter; provided,  however, that in no event shall such holder be entitled to cast a number of votes that, at any given time, exceeds the quotient obtained by dividing (i) the product of (A) the number of outstanding shares of Series A-1 Preferred Stock held by such holder at such time, multiplied by

(B) the Original Issue Price, by (ii) the Reference Closing Price. Except as provided by law or by the other provisions of the certificate of incorporation of the Corporation, holders of Series A-1 Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Series A-1 Preferred Stock Protective Provisions. For so long as at least 50% of the shares of Series A-1 Preferred Stock issued on the Original Issue Date remain outstanding, the Corporation shall not, at any time or from time to time following the Original Issue Date, without the prior vote or written consent of the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding, voting separately as a single class:

(i) change, amend, alter or repeal any provision of the certificate of incorporation or bylaws of the Corporation, whether by merger, consolidation or otherwise, if such change, amendment, alteration or repeal would adversely affect the powers, obligations, preferences or relative, participating, optional, special or other rights of the holders of the Series A-1 Preferred Stock or the qualifications, limitations or restrictions of the holders of the Series A-1 Preferred Stock;

(ii) (x) authorize, issue, create or designate any series of capital stock of the Corporation pursuant to the provisions of the certificate of incorporation of the Corporation ranking senior or pari passu to the Series A-1 Preferred Stock (1) as to dividends or other distributions or (2) upon a liquidation, dissolution or winding up of the Corporation; or (y) permit any Subsidiary of the Corporation to authorize, issue, create or designate any class or series of capital stock of such Subsidiary other than an issuance of capital stock to the Corporation or any other wholly-owned Subsidiary of the Corporation; or

(iii) take any action to liquidate, dissolve or wind-up the business and affairs of the Corporation or consent to any of the foregoing.

Any action required or permitted to be taken at any meeting of the holders of Series A-1 Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Series A-1 Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding shares of Series A-1 Preferred Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Series A-1 Preferred Stock shall, to the extent required by law, be given to those holders of Series A-1 Preferred Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Series A-1 Preferred Stock to take the action were delivered to the Corporation.

Section 5. Liquidation.  Upon any Liquidation Event, the holders of any outstanding shares of Series A-1 Preferred Stock shall be entitled to receive out of the Liquidation Proceeds, prior and in preference to the holders of any other class or series of capital stock of the Corporation, an amount per share of Series A-1 Preferred Stock equal to the greater of (a) the Liquidation Preference on the date of determination and (b) the amount that would be payable to the holders of Series A-1 Preferred Stock if such holders had converted all outstanding shares of Series A-1 Preferred Stock into shares of Common Stock pursuant to Section 6 hereof immediately prior to such Liquidation Event. If, upon the occurrence of any Liquidation Event, the Liquidation Proceeds thus distributed among the holders of any outstanding shares of Series A-1 Preferred Stock shall be insufficient to permit the payment in full to the holders of the outstanding shares of Series A-1 Preferred Stock of the preferential amounts to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of the outstanding shares of Series A-1 Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Section 6. Conversion.

(a) Right to Convert; Conversion Ratio. Subject to Section 6(m), each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price (plus, at the option of the holder as set forth in Section 6(d), the amount of accrued and unpaid dividends thereon, as of the Conversion Date) by the Conversion Price in effect at the time of conversion. Such initial Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below; provided,  however, that no adjustment will be made for any event in which an adjustment has already been provided under this Section 6;  provided,  further, that if any event occurs that would result in an adjustment under more than one subsection of this Section 6, the subsection that results in the most favorable adjustment to the holders of Series A-1 Preferred Stock shall control.

(b) Mechanics of Conversion. Before any holder of shares of Series A-1 Preferred Stock shall be entitled to receive stock certificate(s) representing the shares of Common Stock into which such shares of Series A-1 Preferred Stock shall have been converted pursuant to this Section 6, such holder shall have surrendered the stock certificate(s) representing such shares of Series A-1 Preferred Stock to the Corporation, duly indorsed for transfer to the Corporation and accompanied by written notice substantially in the form set forth in Annex A attached hereto (the “Conversion Notice”). The Corporation shall, on a date as soon as practicable, and in no event later than three (3) trading days after the delivery of said stock certificate(s) and Conversion Notice to the Corporation (such date, the “Conversion Date”), issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) or evidence of book entry credits, if requested by the holder converting such shares, representing the number of shares of Common Stock to which such holder shall be entitled under this Section 6, and the stock certificate(s) representing the share(s) of Series A-1 Preferred Stock so surrendered shall be cancelled. In the event that there shall have been surrendered stock certificate (s) representing shares of Series A-1 Preferred Stock, only a portion of which shall have been converted pursuant to this Section 6, then the Corporation shall also issue and deliver to such holder, or the nominee or nominees of such holder, stock certificate(s) representing the number of share(s) of Series A-1 Preferred Stock that shall not have been converted pursuant to this Section 6. The person(s) entitled to receive share(s) of Common Stock issuable upon conversion of share(s) of Series A-1 Preferred Stock pursuant to this Section 6 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Conversion Date.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(d) Effect of Conversion. All shares of Series A-1 Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate upon conversion, except only the right of the holders thereof to receive (i) shares of Common Stock in exchange therefor, (ii) payment of cash in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 6(c) and (iii) payment in cash or additional shares of Common Stock, at the option of the holder and specified in the Conversion Notice, of any accrued but unpaid dividends thereon. Any shares of Series A-1 Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock accordingly.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:
(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions, and (B) no such adjustment shall be made if the holders of Series A-1 Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in rights, then and in each such event the holders of Series A-1 Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or rights in an amount equal to the amount of such securities or rights as they would have received if all outstanding shares of Series A-1 Preferred Stock had been converted into Common Stock in accordance with Section 6 hereof on the date of such event.

(h) Consolidation, Merger, Sale or Reclassification. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease, exchange, exclusive license or other disposition to another corporation of the assets of the Corporation as an entirety or substantially as an entirety (where there is a change in or distribution with respect to the Common Stock), or any reclassification of the capital stock of the Corporation, each share of Series A-1 Preferred Stock shall after the date of such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease, exchange, exclusive license or other disposition or reclassification) upon conversion of such share of Series A-1 Preferred Stock would have been entitled upon such consolidation, merger, sale, lease, lease, exchange, exclusive license or other disposition or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of Series A-1 Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A-1 Preferred Stock. If the Corporation shall propose to take any action of the type described in this clause (i), the Corporation shall give notice to each record holder of Series A-1 Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known on the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A-1 Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to taking such proposed action.

(i) Statement Regarding Adjustments. Whenever a Conversion Price shall be adjusted, the Corporation shall forthwith file, at the office of any transfer agent for the Series A-1 Preferred Stock and at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to each record holder of Series A-1 Preferred Stock. Each such statement shall be signed by the chief financial officer of the Corporation.

(j) Notice to Holders. All notices permitted or required to be sent by the Corporation to the Holders pursuant to this Certificate of Designation shall be sent by overnight courier or first class certified mail, postage prepaid, to the holders of Series A-1 Preferred Stock at the addresses appearing on the Corporation’s records.

(k) Treasury Stock. The sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.

(l) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A-1 Preferred Stock; provided, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer and involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of record of the shares of Series A-1 Preferred Stock in respect of which such shares are being issued, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the reasonable satisfaction of the Corporation that such tax has been or will be paid.

(m) NASDAQ. Notwithstanding the foregoing, in the event that any conversion of any shares of Series A-1 Preferred Stock into shares of Common Stock as provided hereunder would, when aggregated with any other issuances of the Company to the extent required pursuant to applicable NASDAQ listing rules, be greater than or equal to 1,610,620 shares of Common Stock (subject to adjustment for stock splits and combinations), then each such share of Series A-1 Preferred Stock shall have voting rights equal to the fraction whose numerator is 1,610,620 and whose denominator is the number of shares of Series A-1 Preferred Stock converted into shares of Common Stock as provided hereunder (such shares, “Limited Voting Rights Shares”) until the Corporation has complied with NASDAQ listing rules. To the extent that any shares of Series A-1 Preferred Stock are Limited Voting Rights Shares, the Corporation shall take all action necessary to promptly seek the required approval of its stockholders under Nasdaq Stock Market Rule 5635 (and its successor) so as to permit such Limited Voting Rights Shares to have the voting rights of shares of Series A-1 Preferred Stock as contemplated by Section 4(a) hereof. Further, notwithstanding anything to the contrary herein, no holder of shares of Series A-1 Preferred Stock shall have any right to, and no holder of shares of Series A-1 Preferred Stock may, exercise any right to convert such shares of Series A-1 Preferred Stock into shares of Common Stock unless and until any shareholder approval of the Corporation required under applicable NASDAQ listing rules has been obtained.

Section 7. Reservation of Shares.

(a) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series A-1 Preferred Stock as required by this Certificate of Designation from time to time as shares of Series A-1 Preferred Stock are presented for conversion.

(b) All Common Stock delivered upon conversion of the Series A-1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

Section 8. Maturity. The Series A-1 Preferred Stock shall be perpetual unless converted or liquidated in accordance with this Certificate of Designation.

Section 9. Redemption. The Series A-1 Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of holders of the Series A-1 Preferred Stock at any time.

Section 10. Amendment. No provision of this Certificate of Designation may be amended, except in a written instrument signed by the Corporation and record holders of a majority of the shares of Series A-1 Preferred Stock then outstanding. Any of the rights of the holders of Series A-1 Preferred Stock set forth herein may be waived by the affirmative vote of such holders holding a majority of the shares of Series A-1 Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the 10% Series A-1 Convertible Preferred Stock of Differential Brands Group Inc. on this 18th day of January, 2018.

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Michael Buckley
Name:	Michael Buckley
Its:	Chief Executive Officer

[Signature Page to Series A-1 Preferred Stock Certificate of Designation]

Annex A

Conversion Notice

(See attached.)

NOTICE TO EXERCISE CONVERSION RIGHT

The undersigned, being a holder of the 10.0% Series A-1 Convertible Preferred Stock of Differential Brands Group Inc. (the “Series A-1 Preferred Stock”) exercises the right to convert ________ outstanding shares of Series A-1 Preferred Stock on ____________, ____, into shares of Common Stock of Differential Brands Group Inc., [upon the occurrence of [name consolidation or merger of the Corporation or sale of all or substantially all of the assets of the Corporation or recapitalization of the Corporation] on or prior to [insert date]] in accordance with the terms of the shares of Series A-1 Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.

By checking this box ☐ the undersigned holder hereby elects to receive cash in lieu of additional shares of Common Stock in respect of any accrued and unpaid dividends on each share of Series A-1 Preferred Stock being converted pursuant to this notice.

Dated: [At least one Business Day prior to the date fixed for conversion]

Fill in for registration of
shares of Common Stock
if to be issued otherwise
than to the registered
holder:

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